Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

JUMEI INTERNATIONAL HOLDING LIMITED

(Adopted by Special Resolution on November 18, 2011)

1.	The name of the Company is Jumei International Holding Limited.

2.	The Registered Office of the Company shall be at P.O. Box 613, 4th Floor Harbour Centre, George Town, Grand Cayman
KY1-1107, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2010 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The authorized capital of the Company shall be US$50,000, divided into 152,097,052 Ordinary Shares with a par value of US$0.00025 per share, 14,474,377 Series A-1 Preferred Shares with a par value of US$0.00025 per share and 26,000,000
Series A-2 Preferred Shares with a par value of US$0.00025 per share, 7,428,571 Series B Preferred Shares with a par value of US$0.00025 per share, each with power for the Company insofar as is permitted by applicable law and the Articles of Association, to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2010 Revision) and, subject to the provisions of the Companies Law (2010 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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7.	Capitalized terms used herein but not otherwise defined shall have the same meaning as defined in the Amended and Restated Articles of Association of the Company adopted by a Special Resolution on the even date herewith.

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THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

JUMEI INTERNATIONAL HOLDING LIMITED

(Adopted by Special Resolution on November 18, 2011)

1. In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company after the Closing; provided, that the term “Additional Ordinary Shares” does not include the Exempted Shares.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and any shareholder, member or partner of such Person. In the case that such Person is an individual, the “Affiliate” shall also include, without limitation, his/her spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his/her immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case that such Person is a Preferred Shareholder, the “Affiliate” shall also include (i) any Person who holds Preferred Shares as a nominee for such Preferred Shareholder, (ii) any shareholder of such Preferred Shareholder, (iii) any entity or individual who has a direct or indirect interest in such Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Preferred Shareholder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, any Preferred Shareholder shall not be deemed as an Affiliate of any member of the Company Group.

“Angel Investor” has the meaning specified in the Share Purchase Agreement.

“Articles” or “Articles of Association” means these Articles of Association of the Company as altered from time to time.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands, or Hong Kong.

“Closing” has the meaning specified in the Share Purchase Agreement.

“Company” means Jumei International Holding Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“Company Group” means the Company, the HK Company and the PRC Companies, together with each Subsidiary of the aforementioned entities, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power.

“Compensation Committee” shall have the meaning set forth in Article 69.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Price” has the meaning specified in Article 7(iii)(4)(d).

“Conversion Share” has the meaning specified in Article 7(iii)(4)(c).

“Directors” or “Director” means members or a member of the Board.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Exempted Shares” means:

(a) (i) any of the options, warrants or other securities arrangements to purchase any Ordinary Shares issued from time to time to the employees, officers, directors, contractors, advisors or consultants of any member of the Company Group pursuant to the ESOP having been approved pursuant to the Memorandum and these Articles; and (ii) any Ordinary Shares issuable upon exercise or conversion of the forgoing options, warrants or other securities arrangements;

(b) any Preferred Shares issued under the Share Purchase Agreement and any Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend, share combination, recapitalization or any subdivision of Ordinary Shares or other similar event in which all holders of Preferred Shares are entitled to participate on a pro rata basis;

(d) any securities issued as a dividend or distribution on the Preferred Shares

(e) any securities issued pursuant to bona fide transactions with strategic partners or transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved by the Board and the holders of the Shares pursuant to the Memorandum and these Articles;

(f) any securities issued pursuant to a Qualified IPO as approved by the Board and the holders of the Shares pursuant to the Memorandum and these Articles; and

(g) any securities issued pursuant to a bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Board and the holders of the Shares pursuant to the Memorandum and these Articles; and

(h) any securities issued or issuable in any other transaction not described in subsections (a) though (h) approved by the affirmative votes of the holders of at least a simple majority of the then-outstanding Preferred Shares.

“Founder” has the meaning specified in the Share Purchase Agreement.

“Founder Vehicle” has the meaning specified in the Share Purchase Agreement.

“Full-Ratchet Conversion Price” shall have the meaning set forth in Article 7(iii)(4).

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Junior Securities” has the meaning specified in Article 7(ii).

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liquidation Event” has the meaning specified in Article 7(iii)(2)(b).

“Material Breach” means occurrence of any of the following events:

(a)	the Company, any Subsidiary of the Company, any Founder, any Founder Vehicle or any Angel Investor breaches any of its representations, warranties, undertakings or other obligations set forth in the Series A Transaction Documents and such breach has or will have an material adverse effect on any of the Group Companies;

(b)	the Company, any Subsidiary of the Company, any Founder, any Founder Vehicle, any Angel Investor or any Series A Investor breaches any of its representations, warranties, undertakings or other obligations set forth in the Series B Transaction Documents and such breach has or will have an material adverse effect on any of the Group Companies;

(c)	the Company or any of its Subsidiaries is unable, or admit in writing its inability, to pay its debts as they fall due (other than with respect to financial arrangements of the Group Companies with vendors in the ordinary course of business and provided that such payments are delayed only for a commercially reasonable period), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, makes a general assignment for the benefit of or a composition with its creditors, or becomes insolvent or bankrupt (as such term may be defined or interpreted under any applicable statute);

(d)	the Company or any of its Subsidiaries takes any corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution, administration or reorganization (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets;

(e)	any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Company or any of its Subsidiaries or any event occurs which under the laws of any jurisdiction has a similar or analogous effect;

(f)	the Company or any of its Subsidiaries fails to comply with or pay any sum in excess of US$50,000 or its RMB equivalent due from it under any final judgment or any final order made or given by any court of competent jurisdiction (other than with respect to financial arrangements of the Group Companies with vendors in the ordinary course of business and provided that such payments are delayed only for a commercially reasonable period);

(g)	any PRC Governmental Authority promulgates any law or regulation of general application after the Original Issue Date that applies to the Company or any of its Subsidiaries: (A) that, in the opinion of a reputable PRC counsel mutually acceptable to the Company and the holders of a simple majority of the Preferred Shares, shall have the effect of invalidating the Control Documents (as defined in the Share Purchase Agreement) and/or the corporate structure of any Group Company, and (B) within ninety (90) calendar days following the promulgation of such law or regulation, the Company and the holders of a simple majority of the Preferred Shares are unable to reach written agreement on a restructuring of the Company and its Subsidiaries that would avoid any adverse impact on the rights, preferences, or economic or voting interest of the holders of the Preferred Shares; or

(h)	at any time following the Original Issue Date, any PRC Governmental Authority takes any administrative action, issues any order or decree, or otherwise takes action directly against the Company or any of its Subsidiaries, that (A) has the effect of invalidating the Control Documents (as defined in the Share Purchase Agreement) and/or the current corporate structure of the Company and/or any of its Subsidiaries, or (B) would require a restructuring of the Company and/or any of its Subsidiaries in a manner that would have an adverse impact on rights, preferences, or economic or voting interest of the holders of the Preferred Shares.

“Member” has the meaning ascribed to it in the Statute.

“Memorandum” means the memorandum of association of the Company adopted by the Members of the Company pursuant to the Statute.

“month” means calendar month.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire the Ordinary Shares or Ordinary Share Equivalents.

“Ordinary Directors” or “Ordinary Director” has the meaning specified in Article 72.

“Ordinary Resolution” means a resolution passed at a general meeting of the Company by a simple majority of the votes cast.

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.00025 per share.

“Ordinary Share Equivalents” means warrants, Options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Original Issue Date” means the date or dates on which the Preferred Shares were issued, as the case may be, the date on which the first Series A-1, Series A-2 or Series B Preferred Shares were issued.

“Original Series A-1 Preferred Issue Price” means a price of US$0.0315 per Series A-1 Preferred Share.

“Original Series A-2 Preferred Issue Price” means a price of US$0.2500 per Series A-2 Preferred Share.

“Original Series B Preferred Issue Price” means a price of US$1.07692 per Series B Preferred Share.

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Companies” has the meaning set forth in the Share Purchase Agreement. “Preferred Shareholder” means any holder of the Preferred Shares.

“Preferred Shares” means the Series A-1 Preferred Shares, the Series A-2 Preferred Shares and the Series B Preferred Shares.

“Series A Preferred Shares” means the Series A-1 Preferred Shares and the Series A2 Preferred Shares.

“Qualified IPO” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares or by any other member of the Company Group of such member’s shares pursuant to a registration statement that is filed with and declared effective by the Governmental Authority in accordance with relevant securities Laws of any jurisdiction on an internationally recognized stock exchange acceptable to the Preferred Shareholders at a public offering price (prior to customary underwriters’ discounts and commissions and registration expenses) that values the Company at least US$500,000,000 immediately prior to the closing of such offering and will bring gross offering proceeds to the Company, before deduction of underwriting discounts and commissions and registration expenses, of at least US$85,000,000, all of which shall be calculated based on the offering price in such public offering and the total number of the Company’s shares immediately after such public offering on fully diluted basis.

“Redemption Amount” has the meaning specified in Article 7(iii)(4)(c)(i).

“Redemption Date” has the meaning specified in Article 9(iii)(1)(a).

“Redemption Notice” has the meaning specified in Article 9(iii)(1)(a).

“Redemption Price” has the meaning specified in Article 9(iii)(1)(b).

“Registered Office” means the registered office for the time being of the Company.

“Relevant Agreement” means the Shareholders Agreement (attached as Appendix A) or any other agreement relating (in whole or in part) to the management and/or affairs of the Company which is binding from time to time on the members and which (expressly or by implication) supplements and/or prevails over any provisions of these Articles. For the avoidance of doubt, Relevant Agreement shall include any shareholders agreement between all members from time to time.

“Required Consenters” has the meaning specified in Article 27.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A-2 Director” has the meaning specified in Article 72.

“Series B Director” has the meaning specified in Article 72.

“Series A-1 Preferred Shareholders” means any holder of the Series A-1 Preferred Shares.

“Series A-1 Preferred Shares” means the series A-1 redeemable convertible preferred shares, par value of US$0.00025 per share, of the Company.

“Series A-2 Preferred Shareholders” means any holder of the Series A-2 Preferred Shares.

“Series A-2 Preferred Shares” means the series A-2 redeemable convertible preferred shares, par value of US$0.00025 per share, of the Company.

“Series B Preferred Shareholders” means any holder of the Series B Preferred Shares.

“Series B Preferred Shares” means the series B redeemable convertible preferred shares, par value of US$0.00025 per share, of the Company.

“Share Purchase Agreement” means the share purchase agreement entered into by and among the Company, the PRC Domestic Companies, the Founders, the Angel Investors, the Series A Investors, the Founder Vehicles and the other parties thereto, dated November 18, 2011, regarding the sale and issuance of the Series B Preferred Shares.

“Shares” means Ordinary Shares and Preferred Shares, and may also be referenced as “share” and includes any fraction of a share.

“Shareholders Agreement” means the shareholders agreement entered into by and among the Company and the other parties thereto dated November 18, 2011.

“Special Resolution” has the same meaning as set forth in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Law (2010 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the PRC Companies and any other Subsidiary to be established by any of them from time to time.

“Series A Transaction Documents” means the Amended M&AA executed on April 8, 2011, the Series A Preferred Share Purchase Agreement, the Shareholders Agreement executed on March 23, 2011, the Director Indemnification Agreement (as defined in the Series A Preferred Share Purchase Agreement), the Management Rights Letter (as defined in the Series A Preferred Share Purchase Agreement), the Control Documents (as defined in the Series A Preferred Share Purchase Agreement), the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Series B Transaction Documents” means the Amended M&AA, the Share Purchase Agreement, the Shareholders Agreement, the Director Indemnification Agreement (as defined in the Share Purchase Agreement) the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“WFOE” has the meaning set forth in the Share Purchase Agreement.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

“US$” or “$” means the lawful currency of the United States of America.

Words importing the singular number also include the plural number and vice-versa. Words importing the masculine gender also include the feminine gender and vice-versa. The term “day” means “calendar day”.

2. The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4. The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under the Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

5. Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6. Subject to Section 4 of the Shareholders Agreement, as amended from time to time, or any Relevant Agreement, and the provisions in these Articles (including but not limited to Article 7) and subject to any resolution of the Members to the contrary, and without prejudice to any special rights of the Preferred Shares, the Board shall have the power to issue any unissued shares of the Company and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as it may determine. The Company shall not issue shares in bearer form.

7. (i) CLASSES, NUMBER AND PAR VALUE OF THE SHARES

At the date of the adoption of these Articles, the authorized capital of the Company shall be US$50,000, divided into 150,239,909 Ordinary Shares with par value of US$0.00025 per share, 14,474,377 Series A-1 Preferred Shares with par value of US$0.00025 per share, 26,000,000 Series A-2 Preferred Shares with par value of US$0.00025 per share, and 7,428,593 Series B Preferred Shares with par value of US$0.00025 per share,

(ii) RANKING

Except as otherwise provided in the Series B Transaction Documents, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares and the Series B Preferred Shares shall rank pari passu as to dividends and upon liquidation. The Preferred Shares shall rank, as to dividends and upon liquidation, senior and prior to the Ordinary Shares and all other classes or series of shares issued by the Company. All securities of the Company to which the Preferred Shares rank prior, with respect to dividends and upon liquidation, including, without limitation, the Ordinary Shares, are collectively referred to herein as “Junior Securities.”

(iii) DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1)	Dividends.

(a) Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to the other requirements of this Article 7), the Board may from time to time declare dividends and other distributions on the outstanding shares of the Company and authorize payment of the same out of the funds of the Company legally available therefor. Each holder of the Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, (A) prior and in preference to any declaration or payment of any dividend on the Junior Securities (including but not limited to Ordinary Shares), carried at the rate of eight percent (8%) per annum of the applicable Original Series A-1 Preferred Issue Price, Original Series A-2 Preferred Issue Price or Original Series B Preferred Issue Price (As Adjusted and as the case may be), for each such Share held by such holder. Such dividends shall accrue when, as and if declared by the Board and shall be cumulative; (B) participate in any subsequent distribution among the Junior Securities (including but not limited to Ordinary Shares) pro rata based on the number of Ordinary Shares held by each Preferred Shareholder (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Preferred Shares (on an as-converted basis), without the prior written consent of the holders holding at least a simple majority of the then outstanding Preferred Shares, the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

(b) If the Company has declared or accrued but unpaid dividends with respect to any Preferred Share upon the conversion of such share as provided in Article 7(iii)(4), then the Company shall, at its discretion, opt to, (i) as agreed by the holders of such Preferred Shares to be converted, convert all such declared or accrued but unpaid dividends on such Preferred Share to be converted into the Ordinary Shares pursuant to Article 7(iii)(4) at the then-effective applicable Conversion Price on the same basis as such Preferred Share to be converted, or (ii) pay off all such dividends by cash upon conversion of such Preferred Shares.

(2)	Liquidation.

(a) Liquidation Preferences. Upon the occurrence of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company legally available for distribution shall be distributed among the holders of the outstanding Shares (on an as-converted to basis) in the following order and manner:

(i)	in priority to any payment to the holders of Ordinary Shares and all other classes or series of shares issued by the Company, pay to each Series B Preferred Shareholder, pari passu as between themselves, an amount per Series B Preferred Share, equal to one hundred percent (100%) of the Original Series B Preferred Issue Price, (as adjusted for any share splits, share dividends, share combinations, recapitalizations or the like) and

(ii)	subject to the above, in priority to any payment to the holders of Ordinary Shares and all other classes or series of shares issued by the Company other than the Series B Preferred Shares, pay to each Series A-1 Preferred Shareholder and Series A-2 Preferred Shareholder, pari passu as between themselves, an amount per Series A-1 Preferred Share or Series A-2 Preferred Share, as the case may be, equal to one hundred percent (100%) of the Original Series A-1 Preferred Issue Price or the Original Series A-2 Preferred Issue Price, as the case may be, (as adjusted for any share splits, share dividends, share combinations, recapitalizations or the like); and

(iii)	pay and distribute all of the remaining assets of the Company available for distribution among the holders of Preferred Shares and Ordinary Shares pro rata based on the number of Ordinary Shares held by each (assuming full conversion of all Preferred Shares).

(b) Liquidation Event. The following events shall be treated as a distribution event as a liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”) unless waived in writing by the holders of at least a majority of the then outstanding Preferred Shares: (i) any merger, amalgamation or consolidation of any member of the Company Group with or into any Person, or any other corporate reorganization, or any other transaction or series of transactions, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the Equity Securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (ii) any sale of all or substantially all of the assets of the Company Group to a third party unaffiliated with any member of the Company Group, or (iii) the transfer (whether by merger, reorganization or other transaction) in which a majority of the outstanding voting power of the Company is transferred (excluding any sale of Shares by the Company for capital raising purposes).

(c) Liquidation on Trade Sale. Unless otherwise waived in writing by the holders of at least a simple majority of the then outstanding Preferred Shares, voting together as a separate class, any Trade Sale shall be treated as a liquidation under this Article 7(iii)(2) and any proceeds resulting to the Company or Members of the Company therefrom shall be distributed in accordance with the terms of Article 7(iii)(2). In the event that the Company shall propose at any time to consummate Trade Sale, then, in connection with each such event, subject to any necessary approval required in Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) day prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the holders of at least a simple majority of the then outstanding Preferred Shares, voting as a separate class.

(d) If the consideration received by the Company or its Members in a liquidation is other than cash, its value will be deemed its fair market value as determined (unless otherwise provided for herein) in good faith by the Board of Directors (including the consent of the Series A-2 Director and the Series B Director).

(e) In the event the requirements of this Article 7(iii)(2) are not complied with, the Company shall forthwith either (i) cause the closing of the liquidation to be postponed until such time as the requirements of this Article 7(iii)(2) have been complied with, or (ii) cancel such transaction.

(3)	Voting Rights.

Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to the other requirements of this Article 7), at all general meetings of the Company: (i) the holder of Ordinary Shares issued and outstanding shall have one (1) vote in respect of each Ordinary Share held by such holder, and (ii) each Preferred Shareholder shall be entitled to such number of votes with respect to all the Preferred Shares held by such Preferred Shareholder as equals the whole number of Ordinary Shares into which such Preferred Shareholder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Members is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute, the Preferred Shareholders shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

(4)	Conversion of Preferred Shares.

The Preferred Shareholders shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a Preferred Shareholder shall be entitled upon conversion of one (1) Preferred Share in accordance with Article 7(iii)(4)(a) and Article 7(iii)(4)(b) shall be the quotient of the Original Series A-1 Preferred Issue Price, the Original Series A-2 Preferred Issue Price or the Original Series B Preferred Issue Price, as the case may be, divided by the then-effective applicable Conversion Price.

(a) Optional Conversion.

(i) Subject to and in compliance with the provisions of this Article 7(iii)(4)(a) and subject to complying with the requirements of the Statute, each Preferred Share may, at the option of the holder thereof, be converted at any time after the Original Issue Date into fully-paid and nonassessable Ordinary Shares based on the then-effective applicable Conversion Price in accordance with this Article 7(iii)(4).

(ii) Any Preferred Shareholder who desires to convert its Preferred Shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such Preferred Shareholder has elected to convert such Preferred Shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly record such conversion in its register of Members and issue and deliver to such Preferred Shareholder at the address specified by such Preferred Shareholder a certificate or certificates for the number of Ordinary Shares to which such Preferred Shareholder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a Preferred Shareholder upon the conversion of the Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such Preferred Shareholder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the Person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b) Automatic Conversion.

(i) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share (for situations set forth in sentence (i) below) or each class of Preferred Shares (for situations set forth in sentence (ii) below) shall automatically be converted into Ordinary Shares based on the then-effective applicable Conversion Price upon the earlier of (i) the closing of a Qualified IPO or (ii) the date specified by written consent or agreement of the holders of at least fifty-one percent (51%) of the then outstanding Series A1 Preferred Shares (voting together as a separate class) or the holders of at least fifty-one percent (51%) of the then outstanding Series A-2 Preferred Shares (voting together as a separate class) or the holders of at least fifty-one percent (51%) of the then outstanding Series B Preferred Shares (voting together as a separate class), both in accordance with this Article 7(iii)(4).

(ii) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder of such Preferred Shares notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares notice of a lost, stolen or destroyed certificate, promptly record such conversion in its register of Members and issue and deliver to the Preferred Shareholder thereof at the address specified by such Preferred Shareholder a certificate or certificates for the number of Ordinary Shares to which the Preferred Shareholder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a Preferred Shareholder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such Preferred Shareholder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any Person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c) Mechanics of Conversion. The conversion hereunder of each Preferred Share (each, a “Conversion Share”, and collectively, the “Conversion Shares”) shall be effected in the following manner:

(i) The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (i) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board (including the consent of the Series A-2 Director and the Series B Director), of any other assets which are to be distributed upon such conversion.

(ii) Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any Ordinary Shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii) Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all Ordinary Shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d) Initial Conversion Price. The “Conversion Price” shall mean the applicable conversion price for the respective Preferred Share to convert into Common Share(s) at the option of the holder thereof or automatically pursuant to Article 7(iii)(4)(a) or Article 7(iii)(4)(b), as the case may be. The Conversion Price for the Series A-1 Preferred Shares shall initially be the Original
Series A-1 Preferred Issue Price, the Conversion Price for the Series A-2 Preferred Shares shall initially be the Original Series A-2 Preferred Issue Price, and the Conversion Price for the Series B Preferred Shares shall initially be the Original Series B Preferred Issue Price, and each shall be adjusted from time to time as provided below in Article 7(iii)(4)(e). For the avoidance of doubt, the initial conversion ratio for each Preferred Share to Ordinary Share(s) shall be 1:1, subject to adjustment from time to time of the Conversion Price as provided below in Article 7(iii)(4)(e).

(e) Adjustments to Conversion Price.

(i) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution solely to the holders of Ordinary Shares payable in Additional Ordinary Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such Preferred Share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such Preferred Share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v) Sale of Shares below the Conversion Price.

(1)	(A) Adjustment of Conversion Price for Preferred Shares Upon Issuance of Additional Ordinary Shares. In the event the Company shall at any time or from time to time after the Original Issue Date of the Series B Preferred Shares issue or sell any Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 7(iii)(4)(e)(vi)), without consideration or for a consideration per share less than the applicable Conversion Price for Series A-1 Preferred Shares and/or for Series A-2 Preferred Shares, or for Series B Preferred Shares, in effect immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price determined as set forth below. The mathematical formula for determining any adjustment Applicable Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

NCP = OCP * (OS + (NP/OCP))/(OS + NS) WHERE:

NCP = the New Applicable Conversion Price

OCP = the existing Applicable Conversion Price immediately before the new issue (“Old Applicable Conversion Price”)

OS = the total outstanding Ordinary Shares immediately before the new issue plus the total Ordinary Shares issuable upon conversion of Convertible Securities and exercise of outstanding Options

NP = the total consideration received for the issuance or sale of the New Securities

NS = the number of New Securities issued or sold

The New Applicable Conversion Price shall be the amount equal to the price determined by multiplying the Old Applicable Conversion Price, by a fraction:

i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the total Ordinary Shares issuable upon conversion of Convertible Securities and exercise of outstanding Options plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of New Securities would purchase at the Old Applicable Conversion Price; and

ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the total Ordinary Shares issuable upon conversion of Convertible Securities and exercise of outstanding Options plus the number of such New Securities so issued.

(B) Determination of Consideration. For the purpose of making any adjustment to the Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the consent of the Series A-2 Director and the Series B Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the consent of the Series A-2 Director and the Series B Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C) No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents, shall be readjusted to the Conversion Price which would have been in effect had such adjustment not been made.

(vi) Deemed Issue of Additional Ordinary Shares

(A) If the Company at any time or from time to time after the Original Issue Date of the Series B Preferred Shares shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, and for a consideration equal to the consideration received by the Company upon the issuance of such Ordinary Share Equivalents plus the minimum aggregate additional consideration payable to the Company on conversion, exchange or exercise thereof (without taking into account potential anti-dilution adjustments).

(B) If the terms of any Ordinary Share Equivalents, the issuance of which resulted in an adjustment to the applicable Conversion Price for Preferred Shares pursuant to the terms of Article 7(iii)(4)(e)(v), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Ordinary Share Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price for Preferred Shares computed upon the original issue of such Ordinary Share Equivalents (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price for Preferred Shares as would have been obtained had such revised terms been in effect upon the original date of issuance of such Ordinary Share Equivalents. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the applicable Conversion Price for Preferred Shares to an amount which exceeds the lower of (i) the applicable Conversion Price for Preferred Shares in effect immediately prior to the original adjustment made as a result of the issuance of such Ordinary Share Equivalents, or (ii) the applicable Conversion Price for Preferred Shares that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Ordinary Share Equivalents) between the original adjustment date and such readjustment date.

(C) If the terms of any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares), the issuance of which did not result in an adjustment to the applicable Conversion Price for Preferred Shares pursuant to the terms of Article 7(iii)(4)(e)(v) (either because the consideration per share of the Additional Ordinary Shares subject thereto was equal to or greater than the applicable Conversion Price for Preferred Shares then in effect, or because such Ordinary Share Equivalent was issued before the Original Issue Date), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Ordinary Share Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Ordinary Share Equivalents, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 7(iii)(4)(e)(vi)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised, unconverted or unexchanged Ordinary Share Equivalents (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price for Preferred Shares pursuant to the terms of Article 7(iii)(4)(e)(v), the applicable Conversion Price for Preferred Shares shall be readjusted to such Conversion Price for such Preferred Shares as would have been obtained had such Ordinary Share Equivalents (or portion thereof) never been issued.

(E) If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Ordinary Share Equivalents is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price for Preferred Shares provided for in this Article 7(iii)(4)(e)(vi) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Article 7(iii)(4)(e)(vi)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalent, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Ordinary Share Equivalent is issued or amended, any adjustment to the applicable Conversion Price for Preferred Shares that would result under the terms of this Article 7(iii)(4)(e)(vi) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price for Preferred Shares that such issuance or amendment took place at the time such calculation can first be made.

(vii) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 7(iii)(4) are not strictly applicable, but the failure to make any adjustment to the applicable Conversion Price for the Preferred Shares would not fairly protect the conversion rights of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 7(iii)(4), necessary to preserve, without dilution, the conversion rights of the Preferred Shares. If any holder of the then outstanding Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an accounting firm of international standing and reputation agreeable to all the holders of Ordinary Shares and Preferred Shares, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such Preferred Shares and shall make the adjustments described therein.

(viii) Certificate of Adjustment. In the case of any adjustment or readjustment of the applicable Conversion Price for any series of the Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(ix) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price for any series of the Preferred Shares or the number or character of any series of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of such Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(x) Reservation of Shares Issuable Upon Conversion. The Company shall not issue any Ordinary Shares from its authorized but unissued Ordinary Shares if, following such issuance, the number of its authorized but unissued Ordinary Shares would be insufficient to effect the conversion of all then outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares of the Company shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(xi) Notices. Any notice required or permitted pursuant to this Article 7(iii)(4) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xii) Payment of Taxes. The Company will pay all taxes, if any, (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of the Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

(5)	Protective Provisions.

Notwithstanding anything to the contrary in the Memorandum and these Articles and in addition to such other limitations as may be provided in the Memorandum, these Articles, the Statute or any applicable Law at the competent jurisdiction where the relevant member of the Company Group is incorporated, for so long as any Preferred Share remains outstanding,

1.	the Company shall not, and the Company, the Founder and the Founder Vehicles shall procure that each other member of the Company Group shall not, take any of the following actions without first obtaining the affirmative vote or written consent of the holders representing at least 51% of (1) the Series A Preferred Shares and (2) the Series B Preferred Shares (voting together as a separate class), or representing a majority of Series A-2 Preferred Shares:

(i)	Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(ii)	Any authorization, creation or issuance by the Company of any class or series of securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities into securities, having rights, powers or preferences, such as dividend rights, redemption rights or liquidation preferences, superior to or on a parity with the Series A-2 Preferred Shares or the Series B Preferred Shares;

(iii)	Any issuance by any member of the Company Group of any new securities or any instruments that are convertible into securities, excluding (x) any issuance of Ordinary Shares upon conversion of Preferred Shares, (y) any issuance of Ordinary Shares (or options or warrants therefor) under any written equity incentive plans approved by the Board of Directors (including the consent of the Series A-2 Director);

(iv)	Adoption, change or waiver of any provision of the Amended M&AA or other charter documents of any member of the Company Group that would change the rights, preferences and privileges of the Preferred Shares;

(v)	Any increase or decrease in the authorized number of shares of any class of shares of any member of the Company Group;

(vi)	Any repurchase or redemption of any equity securities of the Company other than pursuant to the respective redemption right of the holders of the Preferred Shares as provided in the Amended M&AA or contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Company Group upon termination of their employment or services;

(vii)	Any merger, consolidation, share acquisition or other corporate reorganization, or any transaction or series of transactions in which excess of 50% of any member of the Company Group’s voting power is transferred or in which all or substantially all the assets of any member of the Company Group are sold;

(viii)	Any increase or decrease in the authorized size of the Board of Directors of any member of the Company Group;

(ix)	Any liquidation, dissolution, winding up or any filing by or against any member of the Company Group for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any member of the Company Group;

(x)	The declaration and/or payment of any dividends or other distributions on any securities of any member of Company Group;

(xi)	Appointment or change of the auditors of any member of Company Group, or any adoption or material change of any treasury policy, accounting policy, fiscal policy, or any change to the fiscal year of any member of Company Group;

(xii)	Approval on the annual budget;

(xiii)	Cessation to conduct or carry on the business substantially now conducted by any member of the Company Group, change of any material part of the business of any member of the Company Group;

(xiv)	Any other action that would, based on the reasonable judgment by the holders of at least a simple majority of the then-outstanding Preferred Shares, hurt the rights, privileges or interests of any holder of Preferred Shares;

(xv)	Any of the foregoing item (i) to (xiv), as applicable, effected with regard to any direct or indirect Subsidiary or Affiliate of any member of the Company Group; and

(xvi)	Agreement or commitment by any member of the Company Group to do any of the foregoing item (i) to (xv).

2.	The Company shall not, and the Company, the Founder and the Founder Vehicles shall procure that each other member of the Company Group shall not, take any of the following actions if holders of at least 51% of (1) the Series A Preferred Shares and (2) the Series B Preferred Shares (voting together as a separate class ), including majority of Series A-2 Preferred Shares, disagree:

(i)	Any provision of loans or guarantee of indebtedness by any member of Company Group to any other person (including without limitation employees of any member of Company Group) in excess of an aggregate amount of US$50,000 other than in the ordinary course of operations of any Group Company;

(ii)	Any incurrence of debt or other financial accommodation;

(iii)	Any transaction involving a member of Company Group, on the one hand, and any member of Company Group’s employees, officers, directors or shareholders or any Affiliate of Company Group’s shareholder or any of its officers, directors or shareholders, on the other hand;

(iv)	Any increase in compensation of any employee of any member of Company Group by more than forty percent (40%) in any twelve (12) month period if before such increase such employee’s gross monthly salary is equal to or greater than Renminbi 50,000 (or its equivalent in another currency);

(v)	Any purchase and disposal of assets and businesses individually or in the aggregate, more than US$50,000 by any member of Company Group other than in the ordinary course of operations of any Group Company;

(vi)	Appointment, replacement or removal of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of any member of the Company Group;

(vii)	Any of the foregoing item (i) to (vi), as applicable, effected with regard to any direct or indirect Subsidiary or Affiliate of any member of the Company Group; and

(viii)	Agreement or commitment by any member of the Company Group to do any of the foregoing item (i) to (vii).

TRANSFER OF SHARES

8. Subject to Section 5 of the Shareholders Agreement, as amended from time to time, and the provisions of these Articles (including but not limited to Article 7), shares are transferable, and the Company will only register transfers of shares that are made in accordance with the Shareholders Agreement, and will not register transfers of shares that are not made in accordance with the Shareholders Agreement. The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

REDEMPTION AND PURCHASE OF SHARES

9. (i) Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), shares may be issued on the terms that they are, or at the option of the Company or the holders are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(ii) Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided, that the manner of purchase has first been authorized by the Company in the general meeting and may make payment therefor in any manner authorized by the Statute, including out of capital.

(iii) Notwithstanding any provisions to the contrary in the Memorandum and these Articles but subject to compliance with the Statute, the Preferred Shares shall be redeemable at the option of holders of the Preferred Shares as provided herein:

(1) Optional Redemption.

(a) At any time and from time to time after the earlier of (i) the date which is the fifth (5th) anniversary of the Series A Investment Closing Date (as defined in the Series A Preferred Share Purchase Agreement) i.e. 23 March 2016, or (ii) the date when there occurs any Material Breach by any Group Company, any Founder, any Founder Vehicle or any Angel Investor, each holder of the Preferred Shares then outstanding may require the Company to redeem all or any of the then outstanding Preferred Shares held by such requesting holder subject to and in accordance with this Article 9(iii). The holder(s) electing redemption pursuant to this Article 9(iii)(1)(a) shall deliver a written notice (the “Redemption Notice”) to the Company specifying the intended date of redemption, which date shall be no less than thirty (30) days after the date of delivery of the Redemption Notice (the “Redemption Date”).

(b) In the event of any redemption pursuant to this Article 9(iii), the redemption price per Series A-1 Preferred Share or per Series A-2 Preferred Share, as the case may be, shall be the sum of (x) the Original Series A-1 Preferred Issue Price or the Original Series A-2 Preferred Issue Price (as the case may be and As Adjusted), (y) all declared but unpaid dividends on such Series A-1 Preferred Share or Series A-2 Preferred Share, as the case may be, through the date of redemption thereof (calculated on a pro rata basis in case of a partial year for each year the Series A-1 Preferred Share or the Series A-2 Preferred Share was outstanding), and (z) an assumed fifteen percent (15%) per annum return for each year such Series A-1 Preferred Share or the Series A-2 Preferred Share was outstanding from the Closing Date (as defined in the Series A Preferred Share Purchase Agreement) up until the date of redemption (the “Series A Preferred Share Redemption Price”); the redemption price per Series B Preferred Share shall be the sum of (x) 150% of the Original Series B Preferred Issue Price (As Adjusted), and (y) all declared but unpaid dividends on such Series B Preferred Share through the date of redemption thereof (calculated on a pro rata basis in case of a partial year for each year the Series B Preferred Share was outstanding) (the “Series B Preferred Share Redemption Price”), If the Company’s assets and funds which are legally available on the date that any amount of aggregate Series A Preferred Share Redemption Price and Series B Preferred Share Redemption Price (the “Redemption Price”) under this Article 9(iii) is due are insufficient to pay in full such amount of aggregate Redemption Price to be paid on such date, (i) such assets and funds which are legally available shall be used to the extent permitted by applicable Law to pay all amount of aggregate Redemption Price due on such date ratably in proportion to the full amounts to which the holders of the Preferred Shares to which such aggregate Redemption Price are due would otherwise be respectively entitled thereon, and (ii) the remaining Preferred Shares to be redeemed but with respect to which the Redemption Price due and payable has not been paid in full shall be carried forward and redeemed as soon as the Company has legally available funds or assets to redeem the remaining Preferred Shares. If the Company fails (for any reason other than the failure of any Preferred Shareholder to take any action or do anything required by such Preferred Shareholder in connection with the redemption of such Preferred Shareholder’s shares) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution. The Preferred Shareholder exercising the right of redemption hereunder agrees not to preclude the Company and the Founders, without any reasonable cause, from raising funds for the payment of the Redemption Price which is due and payable but has not been paid in full by the Company.

(c) Subject to the provisions of Article 9(iii)(1)(c), immediately following receipt of the request of any Preferred Shareholder for redemption of Preferred Shares in accordance with this Article 9(iii), the Company shall deposit an amount equal to the aggregate Redemption Price with a bank or trust corporation reasonably acceptable to the Board (including the consent of the Series A-2 Director and the Series B Director) as a trust fund for the benefit of the relevant Preferred Shareholders, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable amount of the aggregate Redemption Price for such shares to such Preferred Shareholders on or after the Redemption Date upon receipt of instruments of transfer and the certificate or certificates representing the shares of Preferred Shares to be redeemed.

(2) For the avoidance of doubt, any Preferred Shareholder shall have the right to elect in writing at any time prior to the Redemption Date to convert any or all of its Preferred Shares into Ordinary Shares at the then-effective applicable Conversion Price.

(3) Before any Preferred Shareholder shall be entitled to receive the aggregate Redemption Price under this Article 9(iii), such Preferred Shareholder shall deliver a duly executed instrument of transfer in favour of the Company and shall surrender such Preferred Shareholder’s certificate or certificates, in each case representing such Preferred Shares to be redeemed, to the Company, and thereupon the applicable amount of the aggregate Redemption Price shall be payable to the order of the Person whose name appears on the register of Members of the Company as the owner of such shares and each such certificate shall be cancelled after all the shares represented by such certificate are redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable amount of the aggregate Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the Preferred Shareholders thereof, except the right to receive the applicable amount of the aggregate Redemption Price thereof (including all declared and unpaid dividend up to the applicable Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company.

(4) To the extent permitted by applicable Law, upon and following receipt of any redemption request delivered in accordance with Article 9(iii)(1)(a) and Article 9(iii)(1)(b) above, the Company shall use best efforts to procure that the profits of each Subsidiary of the Company (including the PRC Companies) for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make the redemption of Preferred Shares required to be made pursuant to this Article 9(iii) and such redemption request.

(5) Without limiting any rights of the Preferred Shareholders which are set forth in the Memorandum and these Articles, or are otherwise available under applicable Law, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable amount of aggregate Redemption Price but which it has not paid in full shall not be redeemed until the Company has paid in full the redemption payment required with respect to the redemption of such shares, and prior to such payment and redemption, such shares shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to dividends) which such shares had prior to such date. Nothing in this Article 9(iii) shall be deemed to limit in any way the obligation of the Company to effect the redemption of any Preferred Shares, or to make any payment required, pursuant to this Article 9(iii).

VARIATION OF RIGHTS OF SHARES

10. Subject to the provisions of the Memorandum and these Articles (including but not limited to Article 7), the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

11. Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may (i) pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful.

NON-RECOGNITION OF TRUSTS

12. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

13. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

14. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

15. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

16. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

17. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

18. (a) Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(i) by Ordinary Resolution, increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) by Ordinary Resolution, consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by Ordinary Resolution, divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value; or

(iv) by Ordinary Resolution, cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Memorandum and these Articles (including but not limited to Article 7), the Company may by resolution of the Directors change the location of its Registered Office.

FIXING RECORD DATE

19. The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

20. If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of the Members or the Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of the Members entitled to attend or receive notice of, attend or vote at any meeting of the Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

21. All general meetings other than annual general meetings shall be called extraordinary general meetings.

22. The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

23. The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than either (i) a simple majority of the voting power of all of the Ordinary Shares or (ii) a simple majority of the voting power of all the Preferred Shares (on an as if converted basis) of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

24. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

25. If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition pursuant to Article 23 duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall be subject to other Articles hereof, including Article 28, and shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

26. A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

27. At least five (5) days’ notice shall be given of an annual general meeting and at least twenty (20) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (i) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (ii) in the case of any other general meeting, by holders of not less than the appropriate proportion of all those Shares which are in issue at the time which would be required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided, that any general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Articles 23-26 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

PROCEEDINGS AT GENERAL MEETINGS

28. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. At any general meeting of the Company, the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis) in the Company throughout the meeting shall form a quorum for the transaction of business, which voting shares shall include such number of Ordinary Shares as represent at least 50% in voting power of the then issued and outstanding Ordinary Shares and such number of Preferred Shares as represent at least 50% in voting power of the then issued and outstanding Preferred Shares, provided that if within two (2) hours from the time appointed for the general meeting a quorum is not present, the general meeting shall be adjourned to the next day at the same time and place and the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis in the Company shall form a quorum competent to transact any business subject to the provisions of Article 7(iii)(5).

29. A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

30. An action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication. When all members entitled to be present and vote sign either personally or by proxy the minutes of a general meeting, the same shall be deemed to have been duly held notwithstanding that the members have not actually come together or that there may have been technical defects in the proceedings and a resolution in writing (in one or more counterparts) signed by all members aforesaid shall be as valid and effectual as if it had been passed at a meeting of the members duly called and constituted.

31. If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

32. The chairman of the Board shall preside as chairman at every general meeting of the Company, or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Members present shall elect one (1) of their number to be chairman of the meeting.

33. The chairman may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

34. At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles (including but not limited to Article 7), such requisite majority shall be a simple majority of votes cast.

VOTES OF MEMBERS

35. Subject to the Statute and these Articles (including but not limited to Article 7), every Member of record present or, if such Member is a corporation or other non-natural person, such Member is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of Members,.

36. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

37. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

38. No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

39. No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

40. Votes may be given either personally or by proxy.

PROXIES

41. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

42. The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

43. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

44. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

45. Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

DIRECTORS

46. There shall be a Board consisting of five (5) persons, unless increased by a resolution adopted by the affirmative vote of a simple majority of the Directors, present in person or by proxy, including the consent of the Series A-2 Director and the Series B Director, subject to the Statute and these Articles (including but not limited to Article 7). The Board shall meet (whether in person, telephonically, or otherwise) no less than once in each fiscal quarter, unless otherwise determined by the Board (with the consent of the Series A-2 Director and the Series B Director). There shall be two (2) additional non-voting observers to the Board, of which the Series A-2 Investors holding at least a simple majority of the outstanding Series A2 Preferred Shares and the Series B Investors holding at least a simple majority of the outstanding Series B Preferred Shares are each entitled to appoint one.

47. The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including but not limited to Article 7), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

48. Subject to these Articles (including but not limited to Article 7), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

49. Subject to these Articles (including but not limited to Article 7), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

50. A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

51. Subject to these Articles (including but not limited to Article 7), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

52. In addition to any further restrictions set forth in these Articles (including but not limited to Article 7), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

53. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 53 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

54. Any Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings of the Board or of any committee in the absence of the Director who appointed him and to vote or consent in place of such Director.

POWERS AND DUTIES OF DIRECTORS

55. The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Statute, by the Memorandum or by these Articles (including but not limited to Article 7), or as may be prescribed by the Company in general meeting; provided, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and, provided further, that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 7(iii)(5) without the prior approval therein required.

56. The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

57. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

58. The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

59. Subject to these Articles (including but not limited to Article 7), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

60. Subject to these Articles (including but not limited to Article 7), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

61. Subject to these Articles (including but not limited to Article 7):

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	Subject to the preceding clause (b), the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

62. Subject to these Articles (including but not limited to Article 7), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote.

63. A Director may, and the Secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least ten (10) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided, that notice is given pursuant to Articles 92 – 96; provided further, that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors. The Company shall also cause that the agenda of the business to be transacted at the Board meeting and all relevant documents and materials to be circulated at or presented to the Board meeting are sent to all the Directors at least ten (10) days before such Board meeting.

64. Subject to Article 64, a Board meeting shall reach quorum with the attendance of at least four (4) Directors, including the Series A-2 Director and the Series B Director, provided that if such quorum is not present for a Board meeting within two (2) hours from the time for such Board meeting as appointed in the meeting notice of such Board meeting sent by the Company in accordance with Article 63, then such Board meeting shall be adjourned for at least ten (10) days at the same place or such other time and place as the Directors then present may determine, provided that, in each case, a notice of the adjourned Board meeting shall be sent to each Director at least ten (10) days before the adjourned Board meeting. The attendance of at least three Directors shall constitute a quorum at such adjourned Board meeting and questions arising at such adjourned Board meeting shall be decided by a majority of the Directors present, including the affirmative vote of the Series A-2 Director and the Series B Director. For the purposes of this Article a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

65. Subject to Article 64, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Board meetings, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

66. The Directors may elect a chairman of their Board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

67. Subject to these Articles (including but not limited to Article 7), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Article 7). No committee created by the Board of Directors shall have more than three (3) members. Preferred Shareholders shall have the right, but not the obligation, to appoint one (1) member to each committee and the Founders shall have right, but not the obligation to appoint two (2) members to each committee. A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present (including the consent of the member of such committee appointed by Preferred Shareholders). All acts of the committee(s) shall require the approval of at least a simple majority of the members thereof (including the consent of the member of such committee appointed by Preferred Shareholders).

68. The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided, that a meeting of a Board or committee thereof shall not be valid if the Company does not make such means of participation reasonably available to the members thereof. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board shall be as valid and effectual as if it had been passed at a meeting of the Directors or such committee as the case may be duly convened and held. All matters that require resolutions by the Board of Directors shall be adopted by the affirmative vote of a simple majority of the directors present in person or by proxy at a meeting at which there is a quorum, including the affirmative vote of the Series A-2 Director and the Series B Director.

69. The Board of Directors shall establish and maintain a Compensation Committee (the “Compensation Committee”). The Compensation Committee shall at all times consist of no more than three (3) members of the Board of Directors, of which one (1) shall be designated and appointed by Preferred Shareholders. The Compensation Committee shall have sole power and responsibility for (i) implementing salary and equity guidelines for the Company, (ii) reviewing and approving compensation packages, severance agreements, employees’ stock options plan and employment agreements for all the officers and senior managers of the Company Group (vice president or above), (iii) administering the Company’s equity incentive plans and approving any share option or share grants or similar rights to employees or consultants of the Company Group, and (iv) ensuring that all employees of the Company Group are employed “at will”, subject to applicable employment laws. No action or activity falling into the functions of the Compensation Committee (including without limitation those functions listed in the foregoing sentence of this Article 69) shall be taken unless and until such matter has been approved by a simple majority of the members of the Compensation Committee, including the member of the Compensation Committee appointed by Preferred Shareholders.

70. A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 41 – 44 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

71. The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 72 or 73, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS

72. Unless otherwise indicated below, immediately after the Closing, the Company shall have a Board consisting of five (5) directors, of which, (a) one (1) Director is to be designated by the Series A-2 Preferred Shareholders holding at least a simple majority of the outstanding Series A-2 Preferred Shares (the “Series A-2 Director”); (b) one (1) Director is to be designated jointly, through friendly negotiation based on voting power, by the Series A1 Preferred Shareholders holding at least a simple majority of the outstanding Series A-1 Preferred Shares and the Series B Preferred Shareholders holding at least a simple majority of the outstanding Series B Preferred Shares; (the “Series B Director”) and (c) three (3) Directors are to be designated by the Ou Chen ( ), representing all the Founders, the Founder Vehicles and the Angel Investors (the “Ordinary Directors” and each a “Ordinary Director”).

73. Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of Ordinary Share Equivalents of the Company entitled to designate any individual to be elected as a Director of the Board pursuant to Article 72.

PRESUMPTION OF ASSENT

74. A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

75. The Company may, if the Directors so determine, have a Seal which shall, subject to this Article, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, Secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

76. The Company may have a president, a Secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

77. Subject to the Statute and the provisions of these Articles (including but not limited to Article 7), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

78. Subject to the Statute and the provisions of these Articles (including but not limited to Article 7), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

79. No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

80. Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

81. The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

82. Subject to these Articles (including but not limited to Article 7), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

83. Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

84. No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

85. Subject to these Articles (including but not limited to Article 7), upon the recommendation of the Board, the Members may by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Article 7), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

86. The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

87. Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

88. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

89. Subject to these Articles (including but not limited to Article 7), the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

90. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

91. Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

92. Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second-day international courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members.

93.(a) Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.

(b) Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

94. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

95. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 93 and 94, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

96. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

WINDING UP

97. Subject to these Articles (including but not limited to Article 7), if the Company shall be wound up, any liquidator must be approved by a Special Resolution.

98. If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Article 7(iii)(2); provided, that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY & INSURANCE

99.(a) To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b) To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

(c) Subject to these Articles (including but not limited to Article 7), the Company shall use its best efforts to purchase and maintain Directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board, provided, that such insurance coverage is available at commercially reasonable rates as determined by the Board, in relation to any person who is or was a Director or an officer of the Company, or who at the request of the Company is or was serving as a Director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under this Article 99.

FINANCIAL YEAR

100. Subject to these Articles (including but not limited to Article 7), unless a majority of the Board (including the consent of the Series A-2 Director and the Series B Director) agrees otherwise, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

101. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of (i) a Special Resolution and (ii) the holders of a majority of the then outstanding Preferred Shares (voting together as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

OVERRIDING PROVISIONS

102. Notwithstanding the provisions of these Articles, the Company and the Directors shall be obliged, so far as may be permitted by law, to act in all respects in accordance with and give effect to any Relevant Agreement and any breach of such Relevant Agreement shall ipso facto be deemed to be a breach of these Articles, and the provisions of the Relevant Agreement shall prevail.

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Appendix A

Shareholders Agreement